UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AKEBIA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

The 2018 Annual Meeting of Stockholders, or the Annual Meeting, of Akebia Therapeutics, Inc., or the Company or Akebia, will be held on June 14, 2018, at 10:00 a.m. Eastern Time, at our headquarters located at 245 First Street, 14th Floor, Cambridge, Massachusetts 02142. The purposes of the meeting are as follows:

1.	Elect three Class I directors, Michael D. Clayman, Duane Nash and Ronald C. Renaud, Jr., to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal, and three Class III directors, John P. Butler, Muneer A. Satter and Michael S. Wyzga, to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Transact such other business as may properly come before the Annual Meeting or at any and all adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR” each of the Class I and Class III director nominees (Proposal 1) and “FOR” the ratification of the proposed independent registered public accounting firm (Proposal 2).

Each outstanding share of the Company’s common stock (Nasdaq: AKBA) entitles the holder of record at the close of business on April 20, 2018, referred to as the record date, to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission, or SEC, rules that allow companies to furnish their proxy materials over the Internet. We are mailing our stockholders a Notice Regarding the Availability of Proxy Materials, or the Notice, instead of a paper copy of our proxy materials. The Notice contains instructions on how to access the documents and cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. Stockholders who previously elected not to receive a Notice will instead receive a paper copy of the proxy materials by mail. The notice and access process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Notice and submitting your proxy by the Internet, telephone or by signing, dating and returning the proxy card included in these materials in order to ensure the presence of a quorum. If you choose to attend the Annual Meeting, you may still vote your shares in person even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the Annual Meeting.

By Order of the Board of Directors,

John P. Butler

President and Chief Executive Officer

Cambridge, Massachusetts

April 30, 2018

Important Notice Regarding Internet Availability of Proxy Materials: The Notice of 2018 Annual Meeting of Stockholders, this Proxy Statement and our 2017 annual report, referred to as the Annual Report, are available at www.proxyvote.com. These documents are also available to any stockholder who wishes to receive a paper copy by calling 1-800-579-1639, by emailing sendmaterial@proxyvote.com or by submitting a request over the Internet at www.proxyvote.com.

i

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (i) December 31, 2019; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to seek stockholder approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such stockholder approval must be conducted. We have taken advantage of these reduced reporting obligations in this Proxy Statement. Accordingly, the information contained herein may be different than the information you receive from other public companies that are not emerging growth companies in which you hold stock.

* * *

When will this Proxy Statement and the accompanying materials be made available to stockholders?

On April 30, 2018, we began sending the Notice to all stockholders entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2018 Annual Meeting of Stockholders, the accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, this Proxy Statement and the Annual Report will be made available to stockholders on the Internet on the same date. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2018 Annual Meeting of Stockholders, proxy statement and Annual Report on Form 10-K are available on our website, no information contained on either website is incorporated by reference in or considered to be a part of this document. Stockholders who previously elected not to receive a Notice will instead receive a paper copy of the proxy materials by mail.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the Notice and to request to receive, free of charge, a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet or through email to help reduce the environmental impact of our annual meetings.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote for the Annual Meeting because you owned shares of Akebia common stock on the record date. We have made available to you on the Internet or have sent you by mail this Proxy Statement, the Notice of 2018 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report.

When is the record date for the Annual Meeting?

The Company’s Board of Directors fixed the record date for the Annual Meeting as of the close of business on April 20, 2018. Only stockholders who owned Akebia common stock at the close of business on April 20, 2018 are entitled to vote at the Annual Meeting.

How many votes can be cast by all stockholders?

A total of 56,880,652 shares of common stock of the Company were outstanding on April 20, 2018 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the Notice or the proxy card.

•	By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the control number that is on either the Notice or the proxy card when voting.

•	By Mail. Complete and mail your proxy card, in the postage prepaid envelope you receive, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the election of the director nominees named herein to the Company’s Board of Directors and FOR the ratification of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and will be voted according to the discretion of the named proxy holders on the proxy card upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.

•	In Person at the Meeting. If you attend the Annual Meeting, please be sure to bring a form of personal picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares of common stock are held by a bank, broker or other nominee, you may vote:

•	By Internet or By Telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail.

•	In Person at the Annual Meeting. If you attend the Annual Meeting, in addition to picture identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

What are the Board of Directors’ recommendations on how to vote my shares?

The Board of Directors recommends a vote:

•	Proposal 1. FOR the election of Michael D. Clayman, Duane Nash and Ronald C. Renaud, Jr. as Class I Directors and the election of John P. Butler, Muneer A. Satter and Michael S. Wyzga as Class III Directors.

•	Proposal 2. FOR ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who pays the cost of soliciting proxies?

The Company will pay the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other vendors for forwarding solicitation material to beneficial owners of our outstanding common stock. The Company may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted by notifying the Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet prior to the close of the Internet voting facility, by transmitting a subsequent vote by telephone prior to the close of the telephone voting facility, or by attending the Annual Meeting and voting in person. If your stock is held by a bank, broker or other nominee, you must contact your bank, broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers, bankers or other nominees for which instructions have not been received from the beneficial owners or persons entitled to vote such shares and such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. The proposal to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2) is a routine matter, while the election of the Class I and Class III directors (Proposal 1) is considered non-routine and a matter for which brokers do not have the authority to vote in the absence of proper voting instructions on that matter.

What vote is required to approve each item?

•	Proposal 1. Directors are elected by a plurality of votes cast, meaning that the director nominees who receive the highest number of shares voted “for” their election are elected. You may vote “for” or “withhold” authority to vote with respect to one or more director nominees. A vote to withhold or a broker non-vote will have no direct effect on the outcome of Proposal 1 (broker non-votes are not considered “votes cast” under Delaware law).

•

Proposal 2. A majority of votes cast is necessary for ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, meaning that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal. You may vote “for,” “against” or “abstain” from voting on Proposal 2. If your shares are held by your brokerage firm in street name and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 2. An abstention will have no direct effect on the outcome of Proposal 2, because an abstention does not count as a vote cast. Although stockholder approval of our Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ended December 31, 2018 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its appointment of Ernst & Young as our independent registered public accounting firm for the year ended December 31, 2018.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s).

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

What does it mean if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form, it may be because you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Nicole R. Hadas, Corporate Secretary, at (617) 871-2098. If your shares are held by a bank, broker or other nominee, please call the telephone number provided on your voting instruction form or contact your bank, broker or nominee holder directly.

Can I elect to receive electronic delivery of the Company’s proxy materials?

Most stockholders who previously elected to receive printed copies of our proxy materials can elect to view future proxy materials over the Internet instead of receiving paper copies in the mail. You can choose this option and access the information you need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers and other nominees can vote customers’ unvoted shares on routine matters, but cannot vote such shares on non-routine matters. If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-routine matter. The election of directors (Proposal 1) is a non-routine matter. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this Proxy Statement.

Where can I find the voting results?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of six directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Both proposals are discussed in more detail in the pages that follow.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year at the Annual Meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall be elected for the unexpired term of his or her predecessor in office and until the director’s successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The terms of the Class I directors are scheduled to expire on the date of the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders as the Class I directors are the three current Class I members: Michael D. Clayman, Duane Nash and Ronald C. Renaud, Jr. If elected, each Class I nominee will serve as a director until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees for Class III directors, John P. Butler, Muneer A. Satter and Michael A. Wyzga, are all currently serving as Class III directors, and each received the support of at least 86% of the shares voted at our 2017 annual meeting of stockholders, or the 2017 Annual Meeting. The Company recently discovered that the record date for the 2017 Annual Meeting did not satisfy a requirement under Delaware law and the Company’s Amended and Restated Bylaws, referred to as our bylaws, because the record date was more than 60 days before the meeting date. As a result, our stockholders’ votes in favor of the Class III directors at the 2017 Annual Meeting may not have resulted in the Class III directors being formally elected at the 2017 Annual Meeting. Notwithstanding the foregoing, each of the Class III directors is continuing to serve as a holdover director in accordance with Delaware law and the Company’s Ninth Amended and Restated Certificate of Incorporation, referred to as our Certificate of Incorporation, and our bylaws. However, in order to eliminate any potential future ambiguity regarding the term of office of the Class III directors, the Class III directors are being presented to the stockholders for election at the Annual Meeting. If elected, each Class III nominee will serve as a director until the 2020 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I and Class III director nominees to the Board of Directors. If any of the director nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, which is not currently expected, the proxies will be voted for the election of such substitute director nominee as the Board of Directors may designate.

Nominees for Directors

The names of the nominees for Class I and Class III directors and certain information about each nominee as of March 31, 2018 are set forth below.

Name	Positions and Offices Held with Akebia Therapeutics, Inc.	Director Since	Age
Michael D. Clayman, M.D.	Director (Class I)	2014	65
Duane Nash, M.D.	Director (Class I)	2013	47
Ronald C. Renaud, Jr.	Director (Class I)	2014	49
John P. Butler	Director (Class III), President and Chief Executive Officer	2013	53
Muneer A. Satter	Director (Class III), Chairperson	2012	57
Michael S. Wyzga	Director (Class III)	2014	63

The six nominees for director with the highest number of affirmative votes will be elected as directors. It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the six nominees listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Biographical information relating to each nominee for election as director and each continuing director is shown below. The Company believes that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE NOMINEES FOR DIRECTOR

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The biographical information about the nominees for director is set forth below.

Class I Director Nominees

Michael D. Clayman, M.D., has served as a member of our Board of Directors since 2014. Dr. Clayman is a co-founder and a director of Flexion Therapeutics, Inc. (Nasdaq: FLXN) and has served as President and Chief Executive Officer since the company’s inception in 2007. Previously, Dr. Clayman served in senior management positions at Eli Lilly and Company, or Lilly, most recently as Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. Prior to Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Additionally, Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Since November 2015, Dr. Clayman has been serving as a director of Anokion SA, and since January 2017, Dr. Clayman has been serving as a director of Kanyos Bio, Inc. Dr. Clayman earned a B.A. from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in internal medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in nephrology at the University of Pennsylvania. We believe that Dr. Clayman is qualified to serve on our Board of Directors due to his clinical and research experience, his leadership experience at public biopharmaceutical companies, and his more than 20 years of experience in pharmaceutical development.

Duane Nash, M.D., has served as a member of our Board of Directors since 2013. Dr. Nash joined Vital Therapies, Inc. in 2012, where he has held various leadership roles, including Medical Director, Executive Vice President, Chief Business Officer, and most recently, President. Prior to joining Vital Therapies, Dr. Nash held various positions at Wedbush PacGrow Life Sciences, an investment bank, where he was employed from March 2009 to March 2012, serving most recently as Senior Vice President in Equity Research. Before that, he was a research analyst at Pacific Growth Equities, an investment bank, from April 2008 through March 2009, which was subsequently acquired by Wedbush Securities, Inc. Dr. Nash also practiced as an attorney from November 2002 to February 2008, most recently at the law firm of Davis Polk, where he focused on intellectual property litigation and corporate matters. Dr. Nash served on the Board of Directors of Aerpio Pharmaceuticals, Inc. (OTCMKTS: ARPO), formerly Aerpio Therapeutics, Inc., from 2012 to 2017. Dr. Nash earned a B.A. in biology from Williams College, an M.D. from Dartmouth Medical School, a J.D. from the University of California, Berkeley, and a M.B.A. from the University of Oxford. Dr. Nash completed his internship in general surgery at the University of California at San Francisco. We believe that Dr. Nash is qualified to serve on our Board of Directors due to his management experience in the biotechnology sector and his investment banking background.

Ronald C. Renaud, Jr. has served as a member of our Board of Directors since 2014, and he has served as Translate Bio’s Chief Executive Officer since 2014. Formerly, Mr. Renaud was at Idenix Pharmaceuticals, Inc. from 2007 to 2014, where he served as Chief Financial Officer, Chief Business Officer and President and Chief Executive Officer until the company’s acquisition by Merck in August 2014. Prior to joining Idenix, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, Inc. Before joining Keryx, he worked as a Biotechnology Equity Research Analyst at J.P. Morgan, Schwab Soundview and Bear Stearns. Mr. Renaud also spent more than five years at Amgen Inc., where he held positions in clinical research, investor relations and finance. Mr. Renaud serves on the Boards of Directors of Translate Bio, Chimerix, Inc. (Nasdaq: CMRX) and Axial Biotherapeutics, Inc., and he serves on the Board of Overseers at Newton-Wellesley Hospital and the Board of Trustees at Saint Anselm College. Mr. Renaud served on the board of directors of Idenix Pharmaceuticals, Inc. from 2010 to 2014 and on the Board of Directors of PTC Therapeutics, Inc. (Nasdaq: PTCT) from 2014 to 2017. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California. We believe that Mr. Renaud is qualified to serve on our Board of Directors because of his leadership and finance experience at public biotechnology companies, his investment banking background and his deep knowledge of the life sciences industry.

Class III Director Nominees

John P. Butler joined Akebia as a director in July 2013 and was appointed as the President and Chief Executive Officer of Akebia in September 2013. Prior to joining Akebia, from 2011 until 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc., a company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013 for total aggregate consideration that could exceed $1 billion. From 1997 to 2011, Mr. Butler held various positions at Genzyme Corporation, now Sanofi Genzyme, most recently serving as President of the company’s rare genetic diseases business. From 2002 until 2010, Mr. Butler led Genzyme’s renal division. Prior to his work at Genzyme, Mr. Butler held sales and marketing positions at Amgen and Hoffmann-La Roche. Mr. Butler currently serves on the Board of Directors of Zynerba Pharmaceuticals, Inc. (Nasdaq: ZYNE). From 2013 to 2016, Mr. Butler served on the Board of Directors of Relypsa, Inc. From 2015 to 2017, Mr. Butler served on the Board of Directors of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), or Keryx, and was Chairman of Keryx’s Board of Directors from 2016 to 2017. Mr. Butler formerly served as a Chairman of the Board of Trustees of the American Kidney Fund. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. degree from Baruch College, City University of New York. We believe that Mr. Butler is qualified to serve on our Board of Directors due to his industry experience in the biotechnology sector, particularly his experience working in the renal disease area.

Muneer A. Satter has served as a member of our Board of Directors since 2012. Mr. Satter has been Founder and Managing Partner of Satter Medical Technology Partners, L.P. since 2016, Chairperson of Satter Investment Management LLC since 2012, and he also manages the Satter Foundation. Prior to Satter Investment Management, Mr. Satter was a partner at Goldman Sachs where he spent 24 years in various roles, most recently as the Global Head of the Mezzanine Group in the Merchant Banking Division, where he raised and managed over $30 billion of assets. Mr. Satter is a member, and former co-Chairperson, of the Boards of Directors of Linq3 Technologies, LLC and Vital Therapies, Inc. (Nasdaq: VTL). Mr. Satter also serves as Chairman of the Boards of Directors of Aerpio Pharmaceuticals, Inc. (OTCMKTS: ARPO) and Restorsea Holdings, LLC, and as a member of the Board of Directors of Annexon Biosciences. He also serves as Vice Chairperson of Goldman Sachs Foundation and GS Gives, is a director of the Navy SEAL Foundation, a director of World Business Chicago, is on the Board of Advisors of the American Enterprise Institute and is on the Board of Trustees of Northwestern University, where he is Chairperson of the Finance Committee. Mr. Satter received a B.A. in Economics from Northwestern University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. We believe that Mr. Satter is qualified to serve on our Board of Directors due to his extensive investment experience.

Michael S. Wyzga has served as a member of our Board of Directors since 2014. He is currently a consultant to a number of biotechnology companies. Prior to that, Mr. Wyzga served as the President and Chief Executive Officer and a member of the Board of Directors of Radius Health, Inc. (Nasdaq: RDUS), or Radius Health, from December 2011 to November 2013. Prior to joining Radius Health, Mr. Wyzga served in various senior management positions at Genzyme Corporation, now Sanofi Genzyme. Mr. Wyzga joined Genzyme in March 1997 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga previously served on the Boards of Directors of Idenix Pharmaceuticals, Inc. which was acquired by Merck & Co. in August 2014, Prosensa Holding N.V., which was acquired by BioMarin Falcons B.V. in 2014, and Altus Pharmaceuticals, Inc., a biopharmaceutical company that ceased operations in November 2009. Mr. Wyzga currently serves on the Boards of Directors of OncoMed Pharmaceuticals, Inc. (Nasdaq: OMED) and Exact Sciences Corporation (Nasdaq: EXAS). Mr. Wyzga received a M.B.A. from Providence College and a B.S. from Suffolk University. We believe that Mr. Wyzga is qualified to serve on our Board of Directors due to his senior management experience at biopharmaceutical companies, his current and past experience on boards of directors of public companies, including his experience as Chairman of the Audit Committee at Idenix Pharmaceuticals, and his financial expertise.

Current Directors Not Standing for Election at the Annual Meeting

Our Board of Directors is currently comprised of eight members. Set forth below is the biographical information for the members of the Board of Directors who are not standing for election or re-election at the Annual Meeting.

Name	Positions and Offices Held with Akebia Therapeutics, Inc.	Director Since	Class and Year in Which Term Will Expire	Age
Scott A. Canute	Director	2016	Class II—2019	57
Maxine Gowen, Ph.D.	Director	2014	Class II—2019	60

Scott A. Canute has served as a member of our Board of Directors since 2016. Mr. Canute has more than 30 years of experience in the biopharmaceutical industry and is currently serving on the Boards of Directors of Immunomedics, Inc. (Nasdaq: IMMU), Flexion Therapeutics, Inc. (Nasdaq: FLXN), and Proteon Therapeutics, Inc. (Nasdaq: PRTO). From 2011 to 2018, Mr. Canute served on the Board of Directors of Oncobiologics, Inc. (Nasdaq: ONS), from 2012 to 2014, Mr. Canute served on the Board of Directors of Allocure, Inc., and from 2012 to 2013, Mr. Canute served on the Board of Directors of Inspiration Biopharmaceuticals, Inc., a company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013 for total aggregate consideration that could exceed $1 billion. Mr. Canute has served as Principal and Founder of Magis Consulting LLC, a biopharmaceutical consulting company, since July 2012. Mr. Canute served as President of Global Manufacturing and Corporate Operations of Genzyme Corporation, now Sanofi Genzyme, from 2010 until 2011. Prior to joining Genzyme, Mr. Canute spent 25 years at Eli Lilly and Company and served as President, Global Manufacturing Operations from 2004 until 2007, where he directed all manufacturing and supply chain activities for Eli Lilly and the company’s global operations. Mr. Canute received a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. We believe that Mr. Canute is qualified to serve on our Board of Directors due to his extensive leadership experience at public companies and in the biopharmaceutical industry and his extensive manufacturing experience.

Maxine Gowen, Ph.D., has served as a member of our Board of Directors since 2014. Dr. Gowen joined Trevena, Inc. (Nasdaq: TRVN) in 2007 as its founding President and Chief Executive Officer and has served as a member of Trevena’s Board of Directors since 2008. Prior to this position, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline, or GSK, over a period of 15 years. As Senior Vice President for GSK’s Center of Excellence for Drug Discovery, she developed an innovative new approach to externalizing drug discovery. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in and served on the boards of directors of numerous companies. Dr. Gowen also previously served as Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, where she was responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen served on the Board of Directors of Human Genome Sciences, Inc. from January 2008 to July 2012, when it was acquired by GSK. Dr. Gowen currently serves on the Boards of Directors of Idera Pharmaceuticals, Inc. (Nasdaq: IDRA), the Biotechnology Innovation Organization, or BIO, and BIO’s Pennsylvania affiliate, LifeSciences Pennsylvania. Dr. Gowen graduated with a B.Sc. in biochemistry from the University of Bristol, U.K., received a Ph.D. in cell biology from the University of Sheffield, U.K., and received an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Dr. Gowen is qualified to serve on our Board of Directors due to her leadership experience at public companies and in the biopharmaceutical industry.

CORPORATE GOVERNANCE

Board Composition and Structure

Our Certificate of Incorporation states that the number of directors shall be fixed exclusively by our Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our Certificate of Incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office, even if less than a quorum.

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors previously identified serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our Certificate of Incorporation and our bylaws, if elected, our Class I directors will serve until the 2021 annual meeting of stockholders; our Class II directors will serve until the 2019 annual meeting of stockholders; and if elected, our Class III directors will serve until the 2020 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by our Board among the three classes.

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board of Directors nominates, candidates to stand for election as directors. While we do not have a formal policy on diversity, the Nominating and Corporate Governance Committee proactively seeks nominees with a broad diversity of experience, professions, skills, gender, race, national origin and backgrounds and considers such factors in evaluating prospective nominees. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular trait is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Directors should possess strong personal and professional ethics, integrity and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Nominees are not discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. The membership criteria applicable to our Board of Directors are set forth in the Company’s Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee will consider such criteria in the context of the existing composition and needs of the Board of Directors and its committees.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee will make a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information. If a consensus is reached by the Nominating and Corporate Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a vacancy on the Board of Directors exists or is likely to occur, the Nominating and Corporate Governance Committee will conduct interviews with the candidate and may invite other members of the Board of Directors or executives to interview the candidate to assess the candidate’s overall qualifications. The Nominating and Corporate Governance Committee will consider the candidate and make a recommendation to the full Board of Directors as to whether the candidate should be nominated for election.

Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee does not have a written policy regarding director candidates recommended by stockholders but has determined that its practice is to consider candidates proposed by stockholders if made in accordance the requirements set forth in our Certificate of Incorporation and our bylaws. The Nominating and Corporate Governance Committee will consider all candidates recommended by stockholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and have the attributes described in our Corporate Governance Guidelines. Stockholders also have the right under Section 1.2(b) of our bylaws to directly nominate director candidates without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under “General Matters—Stockholder Proposals and Nominations.”

Director Independence

Under Nasdaq Listing Rule 5605, a majority of a listed company’s Board of Directors must be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and Compensation Committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each member of the Board except for Mr. Butler is “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee satisfies the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable, including in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances deemed relevant in determining their independence.

There are no family relationships among any of our directors or executive officers. No arrangements or understandings exist between any director or nominee for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

Board Meetings and Attendance

The Board of Directors held 11 meetings during the year ended December 31, 2017. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2017 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is the policy of the Board of Directors to have a separate meeting session for the independent directors generally during every regularly scheduled meeting of the full Board of Directors. Any independent director may request a meeting of the independent directors at any time.

In addition, as provided in our Corporate Governance Guidelines, all directors are expected to attend annual meetings of stockholders and all of our directors attended the 2017 Annual Meeting.

Board Leadership Structure and Role of the Board in Risk Oversight

Board Leadership Structure

As a general policy, our Board of Directors believes that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Accordingly, we currently separate the roles of Chief Executive Officer and Chairperson of the Board of Directors, with Mr. Butler serving as our President and Chief Executive Officer and Mr. Satter, who is an independent director, serving as Chairperson of the Board of Directors. As President and Chief Executive Officer, Mr. Butler is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of our Company, while Mr. Satter, as Chairperson of the Board of Directors, presides over meetings of the Board of Directors, including executive sessions of the Board of Directors, and performs oversight responsibilities. The Board of Directors has not appointed a lead independent director. Our Board of Directors has three standing committees that currently consist of, and are chaired by, independent directors. Our Board of Directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full Board of Directors. We believe that the independent committees of our Board of Directors and their Chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our Company at this time because it strikes an effective balance between management and independent leadership participation in our Board of Directors meetings.

Risk Oversight

The Board of Directors plays an important role in risk oversight at the Company through its decision-making authority as well as through its oversight of management. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that the Company faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of the Company’s business by the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and (4) regular periodic reports from management, the independent auditors and other outside consultants regarding various areas of potential risk including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s system of internal controls, its critical accounting practices and its policies relating to risk assessment and management. As part of this process, the Audit Committee discusses the Company’s major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and compliance matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors and is described more fully below. Each committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter annually and submits proposed modifications to the Board of Directors for approval. The charters for the committees are all available on our website (www.akebia.com) under “Investors” at “Corporate Governance.”

The following table sets forth which directors currently serve on each committee of the Board of Directors.

Name	Nominating and Corporate Governance	Compensation	Audit
John P. Butler (1)
Scott A. Canute	M	M
Michael D. Clayman, M.D. (1)	CH
Maxine Gowen, Ph.D.	M		M
Duane Nash, M.D. (1)		M	M
Ronald C. Renaud, Jr. (1)		CH
Muneer A. Satter (1)
Michael S. Wyzga (1)			CH

(1)	Nominated for re-election in Proposal 1
(CH)	Chairperson of the Committee
(M)	Member

Audit Committee

Our Audit Committee, established in accordance with Exchange Act requirements, is composed of Maxine Gowen, Duane Nash and Michael S. Wyzga with Mr. Wyzga serving as Chairperson. Our Board of Directors has determined that Dr. Gowen, Dr. Nash and Mr. Wyzga each meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of The Nasdaq Global Market. Our Board of Directors has determined that Mr. Wyzga is an “Audit Committee financial expert” within the meaning of the SEC regulations and the applicable listing standards of The Nasdaq Global Market. The Audit Committee’s responsibilities include:

•	appointing, determining the compensation of, reviewing the performance of, and assisting the Board of Directors in assessing the qualifications and independence of our independent registered public accounting firm;

•	reviewing and pre-approving audit and permissible non-audit services to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters or compliance matters;

•	recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements should be included in our Annual Report on Form 10-K;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual Proxy Statement;

•	annually reviewing and reassessing the adequacy of the Audit Committee charter;

•	reviewing and recommending to the Board of Directors for approval all related party transactions;

•	reviewing policies related to risk assessment and risk management;

•	establishing, maintaining and overseeing our Code of Business Conduct and Ethics; and

•	conducting an annual self-evaluation to assess the Audit Committee’s purpose, duties and responsibilities.

During the year ended December 31, 2017, the Audit Committee met four times. The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee

Our Compensation Committee is composed of Scott A. Canute, Duane Nash and Ronald C. Renaud, Jr., with Mr. Renaud serving as Chairperson. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of The Nasdaq Global Market and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. The Compensation Committee has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full committee. The Compensation Committee’s responsibilities include:

•	reviewing and recommending for approval by the Board of Directors the corporate goals and objectives, which are relevant to the compensation of our executives;

•	evaluating the performance of our executive officers in light of such corporate goals and objectives and making recommendations to the Board of Directors regarding the compensation of our executives;

•	engaging, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	conducting the independence assessment outlined in the Nasdaq Listing Rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	annually reviewing and reassessing the adequacy of the Compensation Committee Charter;

•	reviewing, recommending and administering our incentive compensation and similar plans;

•	reviewing, recommending and administering our equity-based plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and recommending for approval by the Board of Directors any proposed employment, severance or change in control agreements for executives;

•	reviewing and making recommendations to the Board of Directors with respect to equity grants for executives;

•	reviewing and discussing with management the Compensation Discussion and Analysis, if any, to be included in our annual Proxy Statement and preparing the annual Compensation Committee report to be included in our annual Proxy Statement;

•	overseeing and presenting to the Board of Directors our corporate succession plans for the Chief Executive Officer and other senior management positions; and

•	conducting an annual self-evaluation to assess the Compensation Committee’s purpose, duties and responsibilities.

During the year ended December 31, 2017, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Scott A. Canute, Michael D. Clayman and Maxine Gowen, with Dr. Clayman serving as Chairperson. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of The Nasdaq Global Market. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and appointed to each of the Board of Directors’ committees;

•	reviewing and recommending to the Board of Directors a set of corporate governance principles;

•	reviewing and recommending to the Board of Directors the number, responsibilities and membership of the committees of the Board of Directors;

•	annually reviewing and assessing the adequacy of the Nominating and Corporate Governance Committee charter;

•	reviewing and assessing any changes in director circumstances that may raise possible conflicts of interest;

•	evaluating the need for new director orientation and continuing education for existing directors;

•	conducting an annual self-evaluation to assess the Nominating and Corporate Governance Committee’s purpose, duties and responsibilities;

•	evaluating and making recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in our annual Proxy Statement; and

•	reviewing and evaluating the performance, operations, size and composition of the Board of Directors and committees.

During the year ended December 31, 2017, the Nominating and Corporate Governance Committee met two times.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those employees responsible for financial reporting, as well as Corporate Governance Guidelines. These documents are available on our website (www.akebia.com) under “Investors” at “Corporate Governance” or by requesting copies in writing from Nicole R. Hadas, Corporate Secretary, at our Cambridge, Massachusetts office. We intend to disclose amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website as may be required by law or the Nasdaq Listing Rules.

DIRECTOR COMPENSATION

Our Board of Directors adopted an Amended and Restated Non-Employee Director Compensation Program, or the Director Compensation Program, effective March 16, 2017, that was designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the Director Compensation Program, each director who was not an employee, referred to as a non-employee director, was paid cash compensation during the year ended December 31, 2017, as follows:

Annual Retainer
Board of Directors:
All non-employee directors	$35,000
Additional retainer for Chairperson	$25,000
Audit Committee:
Members	$7,500
Chairperson	$15,000
Compensation Committee:
Members	$6,000
Chairperson	$12,000
Nominating and Corporate Governance Committee:
Members	$4,000
Chairperson	$8,000

Under the Director Compensation Program, each non-employee director who was initially appointed or elected to our Board of Directors was eligible to receive an option to purchase 25,000 shares of our common stock under the Akebia Therapeutics, Inc. 2014 Incentive Plan, or the 2014 Incentive Plan, at the time of his or her initial appointment or election to our Board of Directors, which vests as follows: 25% of the stock option vests on the first anniversary of the date of grant and the remaining 75% of the stock option vests ratably on the first day of each calendar quarter between the first anniversary of the date of grant and the fourth anniversary of the date of grant, subject to the non-employee director’s continuous service through the applicable vesting date. In addition, each continuing non-employee director who served on the Board of Directors for at least six months as of the date of the 2017 Annual Meeting was eligible to receive, on the date of such annual meeting, an option to purchase 12,500 shares of our common stock under the 2014 Incentive Plan, which will vest on the first anniversary of the grant date subject to the non-employee director’s continuous service through the applicable vesting date. These stock options were granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant and have a 10-year term. Our Board of Directors adopted a form of Stock Option Agreement under the 2014 Incentive Plan for our non-employee directors, under which if, in connection with a change in control (as defined in the form of Stock Option Agreement), the option is not assumed or continued, and a new award is not granted in substitution thereof by the acquirer or survivor (or an affiliate of the acquirer or survivor) in accordance with the terms of the 2014 Incentive Plan, the initial and subsequent stock options then outstanding will vest in full upon such change in control.

The following table sets forth a summary of the compensation earned by our non-employee directors during the fiscal year ended December 31, 2017. Other than as set forth in the table below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee directors during the year ended December 31, 2017. Mr. Butler, our President and Chief Executive Officer, received no additional compensation for his service as a director and, consequently, is not included in this table. The compensation received by Mr. Butler as an employee during 2017 is presented in the “2017 Summary Compensation Table” below.

2017 Director Compensation

Name	Fees earned in cash($)(1)	Option Awards($)(2)	Total($)
Scott A. Canute (3)	45,000	126,022	171,022
Michael D. Clayman, M.D. (4)	43,000	126,022	169,022
Maxine Gowen, Ph.D. (4)	46,500	126,022	172,522
Duane Nash, M.D. (5)	48,500	126,022	174,522
Ronald C. Renaud, Jr. (4)	47,000	126,022	173,022
Muneer A. Satter (5)	60,000	126,022	186,022
Michael S. Wyzga (6)	50,000	126,022	176,022

(1)	Amounts listed represent fees earned in cash during 2017.
(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the option awards granted during 2017 in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 12, 2018. None of the non-employee members of our Board of Directors held any equity awards as of December 31, 2017, except as noted herein.
(3)	As of December 31, 2017, Mr. Canute held options to purchase 37,500 shares of our common stock.
(4)	As of December 31, 2017, Dr. Clayman, Dr. Gowen, and Mr. Renaud each held options to purchase 40,000 shares of our common stock.
(5)	As of December 31, 2017, Dr. Nash and Mr. Satter each held options to purchase 30,000 shares of our common stock.
(6)	As of December 31, 2017, Mr. Wyzga held options to purchase 77,525 shares of our common stock.

The Board of Directors adopted a new Amended and Restated Non-Employee Director Compensation Program, which is effective for the fiscal year beginning January 1, 2018.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors recommends that our stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment.

Ernst & Young has served as our independent registered public accounting firm since 2013. We expect representatives of Ernst & Young to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.

Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee must pre-approve all audit services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.

All Ernst & Young services and fees for the fiscal years ended December 31, 2017 and December 31, 2016 were pre-approved by the Audit Committee. A portion of the audit services for the fiscal year ending December 31, 2018 were also pre-approved by the Audit Committee, with the balance to be pre-approved before December 31, 2018.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2017 and December 31, 2016 for each of the following categories of services are as follows:

Fee Category	2017	2016
Audit Fees	$694,399	$580,558
Audit-Related Fees	$0	$0
Tax Fees	$153,780	$28,778
All Other Fees	$1,995	$1,995

Total Fees	$850,174	$611,331

Audit Fees: consist of aggregate fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, comfort letters and consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees: consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees: consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which, for the fiscal years ended December 31, 2017 and December 31, 2016, consisted of our subscription to Ernst & Young’s online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

(PROPOSAL 2 ON YOUR PROXY CARD)

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2017 and has discussed these statements with management and Ernst & Young, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with the Audit Committee. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16, Communications with Audit Committees (AS 16).

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. PCAOB Rule 3526 requires independent registered public accounting firms to, at least annually, disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Respectfully submitted by the Audit Committee,

Michael S. Wyzga, Chairperson

Maxine Gowen, Ph.D.

Duane Nash, M.D.

EXECUTIVE OFFICERS

Below is the biographical information of the individuals who serve as our executive officers.

Name	Age	Position
John P. Butler	53	President, Chief Executive Officer and Director
Jason A. Amello	49	Senior Vice President, Chief Financial Officer and Treasurer
Nicole R. Hadas	45	Senior Vice President, General Counsel and Corporate Secretary
Rita Jain, M.D.	56	Senior Vice President, Chief Medical Officer
Michel Dahan	39	Senior Vice President, Chief Business Officer
Karen Tubridy	55	Senior Vice President, Chief Development Officer

John P. Butler’s biography is included under “Director Biographies” above.

Jason A. Amello joined Akebia as Senior Vice President, Chief Financial Officer and Treasurer in 2013. Prior to joining Akebia, Mr. Amello served as Executive Vice President, Chief Financial Officer and Treasurer of Ziopharm Oncology, Inc. from 2012 to 2013. From 2000 to 2011, Mr. Amello held various positions at Genzyme Corporation, now Sanofi Genzyme, most recently as Senior Vice President, Corporate Controller and Chief Accounting Officer, and led the Strategic Financial Services group through which he served as a key advisor on all of Genzyme’s mergers and acquisitions and other strategic transactions. Earlier in his career, Mr. Amello spent 10 years in the business advisory and assurance practice of Deloitte, serving in various roles of increasing responsibility through senior manager. Mr. Amello currently serves on the Board of Directors of the New England Baptist Hospital, where he is the Chair of the Quality of Care Committee and a member of the Finance and Investment Committee. Mr. Amello also serves on the Board of Directors of Acer Therapeutics Inc. (Nasdaq: ACER), where he is a member of the Audit Committee. Mr. Amello holds a B.S. in Accounting from Boston College and is a Certified Public Accountant in the Commonwealth of Massachusetts.

Nicole R. Hadas joined Akebia in 2013 and is Senior Vice President, General Counsel and Corporate Secretary. Prior to joining Akebia, Ms. Hadas was Vice President and General Counsel at OvaScience, Inc. in 2013. Previously, Ms. Hadas served as Senior Vice President and General Counsel at Inspiration Biopharmaceuticals, Inc., a company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013 for a total aggregate consideration that could exceed $1 billion. From 2001 to 2011, Ms. Hadas worked at Genzyme Corporation, now Sanofi Genzyme, most recently as Senior Corporate Counsel. Prior to Genzyme, she was an associate at Foley Hoag representing biopharmaceutical companies and healthcare providers in a wide variety of matters. Ms. Hadas received a B.A. from the University of Michigan and a J.D. from Boston College Law School.

Rita Jain, M.D., joined Akebia as Senior Vice President, Chief Medical Officer in May 2017. Prior to joining Akebia, Dr. Jain was the Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie Inc. From 2003 to 2016, she held positions of increasing responsibility, with over 10 years as either a Divisional Vice President or Vice President in Pharmaceutical Development at Abbott Laboratories, and after the AbbVie’s split from Abbott in 2013, at AbbVie. In addition to her work in Men’s and Women’s Health and Metabolic Development, she also led activities in Pain, Respiratory and Cystic Fibrosis Development. Before AbbVie, she held management positions in the Arthritis, Inflammation and Pain Group at Searle (acquired by Pharmacia and subsequently Pfizer). Prior to joining Searle, Dr. Jain was a faculty member at North Shore University Hospital in New York, with an academic appointment as Assistant Professor of Medicine, NYU School of Medicine. Dr. Jain received her B.S. in Biology from LIU/CW Post and her M.D. from the State University of New York at Stony Brook School of Medicine. Dr. Jain completed her training in Internal Medicine at Staten Island University Hospital followed by a Fellowship in Rheumatology at North Shore University Hospital and a Clinical Research Fellowship at the University of Texas Southwestern Medical Center, Dallas.

Michel Dahan joined Akebia in 2013 and is Senior Vice President, Chief Business Officer. Prior to joining Akebia, from 2010 to 2013, Mr. Dahan held various positions at Inspiration Biopharmaceuticals, Inc., a company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013 for total aggregate consideration that could exceed $1 billion, most recently as Vice President, Commercial Development and Strategic Planning, and led global marketing and commercial development in preparation for two global launches. Prior to that, from 2003 to 2010, Mr. Dahan served in various roles for Ipsen, most recently as International Product Director, working on global marketing and strategic planning for their hemophilia franchise, and Strategic Planning Director. Previously, he was in Global Business Development and Licensing for Ipsen. He began his career at BNP Paribas in the investment banking division in 2002. He earned his graduate degree in business administration at HEC Paris (France), his maitrise in mathematics from University Paris VI (France), and he completed an executive education program (PLD) at Harvard Business School.

Karen Tubridy joined Akebia as Senior Vice President, Chief Development Officer in November 2016. Prior to joining Akebia, Ms. Tubridy served as Chief Development Officer of Eleven Biotherapeutics, Inc. from June 2013 to September 2016. Prior to joining Eleven Biotherapeutics, Inc., from December 2011 to March 2013, Ms. Tubridy served as Senior Vice President, Clinical Development and Medical Affairs of Inspiration Biopharmaceuticals, Inc., a company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013 for total aggregate consideration that could exceed $1 billion. Prior to joining Inspiration Biopharmaceuticals, from January 2011 to November 2011, Ms. Tubridy served as Executive Director, Clinical Operations and Regulatory Affairs, Translational Medicine of Alexion Pharmaceuticals, Inc., or Alexion, and as Vice President of Clinical Operations and Regulatory Affairs of Taligen Therapeutics, which was acquired by Alexion, from April 2010 to January 2011. Prior to that, Ms. Tubridy served as Vice President of Clinical Operations, Hemophilia at Biogen Idec, Inc. from January 2007 through March 2010. Ms. Tubridy received a B.S. and a Pharm.D. from the Massachusetts College of Pharmacy and Health Sciences. Ms. Tubridy is a member of the Board of Trustees at Massachusetts College of Pharmacy and Health Sciences.

EXECUTIVE COMPENSATION

This section discusses the material elements of our executive compensation policies and decisions for our executive officers named in the “2017 Summary Compensation Table” below, referred to herein as our “named executive officers,” and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative.

Overview

Historically, our executive compensation program has reflected our growth and corporate goals. To date, the compensation of our named executive officers has consisted of a combination of base salary, annual cash bonus, long-term equity incentive compensation, and other employee benefits generally available to our employees. Our named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment pursuant to their executive severance agreements as described below.

Our named executive officers for the year ended December 31, 2017 were as follows:

•	John P. Butler, President and Chief Executive Officer;

•	Rita Jain, M.D., Senior Vice President, Chief Medical Officer; and

•	Michel Dahan, Senior Vice President, Chief Business Officer

Elements of Executive Compensation

Base Salaries. Base salaries for our named executive officers are determined annually by our Compensation Committee, subject to review and approval by our Board of Directors, based on the scope of each officer’s responsibilities along with his or her respective experience and contributions to the Company during the prior year. When reviewing base salaries, our Compensation Committee takes factors into account such as each officer’s experience and individual performance, the Company’s performance as a whole, data from surveys of compensation paid by comparable companies, and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. All of our named executive officers participate in the Akebia Therapeutics, Inc. Cash Incentive Plan, our annual cash bonus program, which promotes and rewards our employees for the achievement of key strategic and business goals. The 2017 bonus plan period covered the 12-month period beginning on January 1, 2017 and ending on December 31, 2017. For the 2017 bonus plan period, the target annual bonus as a percentage of base salary (as determined based on the 2017 base salary amounts) was 55% for Mr. Butler, 40% for Dr. Jain and 35% for Mr. Dahan. At the beginning of the 2017 bonus plan period, our Compensation Committee established corporate performance goals, each having a designated weighting, which related to key development, strategic and financial goals of the Company. At the end of the 2017 bonus plan period, our Compensation Committee met and evaluated the performance of the Company against the specified performance goals. Based on its evaluation, the Compensation Committee recommended, and the Board of Directors approved, that the Company achieved 92.5% of its corporate performance goals. Consequently, the Board of Directors approved payment of cash bonuses for the 2017 bonus plan period of: $277,777 for Mr. Butler, $94,233 for Dr. Jain, which reflected a pro-rated amount based on the commencement of her employment with us in May 2017, and $106,876 for Mr. Dahan.

Equity Awards. Our named executive officers participate in our 2014 Incentive Plan. During fiscal year 2017, Mr. Butler and Mr. Dahan received annual grants of stock options and restricted stock units, or RSUs, and Dr. Jain, who commenced employment with us in May 2017, received a new hire grant of stock options. The stock option grants are subject to time-based vesting conditions and generally vest, subject to continued employment, as follows: 25% of the shares subject to the award vest on the first anniversary of the grant date and, thereafter, the shares continue to vest in quarterly installments over the subsequent three years, subject to the named executive officer’s continued employment through the applicable vesting date. The RSUs become 100% vested on the third anniversary of the grant date, subject to the executives’ continued employment through that date. These equity awards serve to align the interests of our named executive officers with our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. Prior to our IPO, Mr. Butler and Mr. Dahan participated in our Amended and Restated 2008 Equity Incentive Plan, through which Mr. Butler currently holds outstanding grants of stock options subject to time-based vesting.

Other Benefits. We offer a 401(k) plan to eligible employees, an Employee Stock Purchase Plan and basic health benefits that are generally available to all of our employees, including our named executive officers. In accordance with the 401(k) plan, all eligible employees may contribute a percentage of compensation up to a maximum of the statutory limits per year. Company contributions to the 401(k) plan are discretionary, and contributions in the amount of approximately $0.2 million were made by the Company to the 401(k) plan in each of the fiscal years ended December 31, 2017 and December 31, 2016.

2017 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2017 and December 31, 2016 (unless otherwise specified).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John P. Butler Chief Executive Officer and President	2017 2016	542,769 525,000	1,211,730 966,350	1,374,948 917,865		277,777 250,687	2,000 2,000	3,409,224 2,661,902

Rita Jain, M.D. (4) Senior Vice President, Chief Medical Officer	2017	255,384	0	1,890,104	(5)	94,233	2,000	2,241,721

Michel Dahan (6) Senior Vice President, Chief Business Officer	2017	315,097	400,530	452,285		106,876	2,000	1,276,788

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns above represent the grant date fair value of the stock options and RSUs granted to our named executive officers during the years indicated as computed in accordance with ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options and RSUs reported in the Stock and Option Awards columns are set forth in Note 8 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Note that the amounts reported in these columns reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options and RSUs.
(2)	Amounts for 2017 represent cash bonuses earned for the 12-month bonus plan period from January 1, 2017 to December 31, 2017. For more information about our bonus plan, see “Elements of Executive Compensation—Annual Cash Bonuses” above.
(3)	Reflects Company contributions to our 401(k) Plan for the benefit of our named executive officers.
(4)	Dr. Jain joined Akebia as Senior Vice President, Chief Medical Officer, in May 2017, and as a result, her base salary and bonus amounts for 2017 were pro-rated accordingly, and she did not receive annual equity awards in 2017.

(5)	Amount represents Dr. Jain’s new hire equity award of an option to purchase 200,000 shares of our common stock.
(6)	Mr. Dahan was not a named executive officer prior to fiscal year 2017.

Outstanding Equity Awards as of December 31, 2017

The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2017:

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)		Market Value of Restricted Stock Units That Have Not Vested ($)(9)
John P. Butler President and Chief Executive Officer	387,000 40,834 103,125 83,364 0	0 5,833 46,875 107,186 190,000	(1) (2) (3) (5)	0.47 22.80 11.15 7.70 10.14	9/16/2023 5/14/2024 3/6/2025 2/22/2026 2/21/2027	— — — — —		— — — — —
	— —	— —		— —	— —	125,500 119,500	(4) (6)	1,866,185 1,776,965

Rita Jain, M.D. Senior Vice President, Chief Medical Officer	0	200,000	(7)	13.40	5/31/2027	—		—

Michel Dahan Senior Vice President, Chief Business Officer	5,834 20,625 8,435 13,539 0	833 9,375 6,565 17,411 62,500	(1) (2) (8) (3) (5)	22.80 11.15 9.66 7.70 10.14	5/14/2024 3/6/2025 9/30/2025 2/22/2026 2/21/2027	— — — — —		— — — — —
	— —	— —		— —	— —	20,500 39,500	(4) (6)	304,835 587,365

(1)	Represents an option to purchase shares of our common stock granted on May 14, 2014. The remaining unvested shares vested on April 1, 2018.
(2)	Represents an option to purchase shares of our common stock granted on March 6, 2015. The remaining unvested shares will vest in equal quarterly installments, with the final vesting on January 1, 2019, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable Stock Option Agreement and/or Executive Severance Agreement, as discussed below.
(3)	Represents an option to purchase shares of our common stock granted on February 22, 2016. The remaining unvested shares will vest in equal quarterly installments, with the final vesting on January 1, 2020, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable Stock Option Agreement and/or Executive Severance Agreement, as discussed below.
(4)	Represents RSUs granted on February 22, 2016. 100% of the RSUs will vest on February 22, 2019, subject to the executive’s continued performance of services to us through the vesting date. Vesting of the RSUs will accelerate in connection with a change in control pursuant to the terms of the applicable Restricted Stock Unit Agreement and/or Executive Severance Agreement, as discussed below.
(5)

Represents an option to purchase shares of our common stock granted on February 21, 2017. The remaining unvested shares will vest in equal quarterly installments, with the final vesting on January 1, 2021, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable Stock Option Agreement and/or Executive Severance Agreement, as discussed below.
(6)	Represents RSUs granted on February 21, 2017. 100% of the RSUs will vest on February 21, 2020, subject to the executive’s continued performance of services to us through the vesting date. Vesting of the RSUs will accelerate in connection with a change in control pursuant to the terms of the applicable Restricted Stock Unit Agreement and/or Executive Severance Agreement, as discussed below.
(7)	Represents an option to purchase shares of our common stock granted on May 31, 2017. The option will vest as follows: 25% will vest on May 31, 2018 and the remainder will vest in equal quarterly installments, with the final vesting on April 1, 2021, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection with a change in control pursuant to the terms of the applicable Stock Option Agreement and/or Executive Severance Agreement, as discussed below.
(8)	Represents an option to purchase shares of our common stock granted on September 30, 2015. The remaining unvested shares will vest in equal quarterly installments, with the final vesting on July 1, 2019, subject to the executive’s continued performance of services to us through the applicable vesting dates. Vesting of all unvested shares subject to the option will accelerate in connection a change in control pursuant to the terms of the applicable Stock Option Agreement and/or Executive Severance Agreement, as discussed below.
(9)	Calculated based on the closing price per share of the Company’s common stock on December 29, 2017, the last trading date of the fiscal year, of $14.87.

Employment Agreements

We entered into an employment agreement with Mr. Butler and an offer letter with Dr. Jain. Each of Mr. Butler’s employment agreement and Dr. Jain’s offer letter provides for “at will” employment, meaning that either we or the named executive officer may terminate our employment relationship at any time without cause. The employment agreements do not provide the executives any tax gross up payments. Mr. Dahan does not currently have an employment agreement.

Employment Agreement with Mr. Butler. On September 16, 2013, we entered into an executive employment agreement with Mr. Butler for the positions of President and Chief Executive Officer. The executive employment agreement continues until we or Mr. Butler terminates the agreement in accordance with its terms. Under his employment agreement, Mr. Butler’s base salary is subject to review by our Board of Directors at least every twelve months, and he is also eligible to receive an annual performance-based cash bonus determined by our Board of Directors and based upon the Company’s performance. Mr. Butler’s employment agreement established his base salary and target annual bonus at the time it was executed, both of which have been subsequently increased by the Board of Directors. For the year ended December 31, 2017, Mr. Butler’s base salary was $546,000 and he was eligible to receive an annual performance-based cash bonus of up to 55% of his base salary. Mr. Butler is entitled to four weeks of vacation as well as holidays, and (subject to eligibility criteria under the applicable plan) the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health insurance plan maintained by us for our senior executives generally and, if applicable, their family members.

Offer Letter with Dr. Jain. On May 3, 2017, we entered into an offer letter with Dr. Jain. The offer letter established Dr. Jain’s title, initial compensation arrangements and eligibility to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans.

Executive Severance Agreements

We entered into executive severance agreements, or ESAs, with each of Mr. Butler, Dr. Jain and Mr. Dahan. Each of our named executive officers is eligible to receive certain payments and benefits under his or her ESA in the event that the executive’s employment with us is terminated without “cause,” the executive terminates his or her employment with us for “good reason,” the executive is terminated in connection with, or within twelve months after, a “change in control” (each as defined in the ESA). The ESAs also provide for accelerated vesting of outstanding and unvested equity awards upon a “change in control” (as defined in the ESA).

Termination of Employment without Cause or for Good Reason. Under the ESAs, if Mr. Butler’s, Dr. Jain’s or Mr. Dahan’s employment is terminated by us without “cause” or the executive terminates his or her employment for “good reason” (each as defined in the ESA), other than following a change in control as described below, the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of base salary continuation and, provided the executive timely elects COBRA coverage, up to twelve months of reimbursement of a portion of the executive’s and the executive’s dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he or she had remained employed during that time.

Termination of Employment without Cause or for Good Reason Following a Change in Control. If, within twelve months following a “change in control” (as defined in the ESA), Mr. Butler’s, Dr. Jain’s or Mr. Dahan’s employment is terminated by us without “cause” or the executive terminates his or her employment for “good reason” (each as defined in the ESA), the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of base salary continuation, provided the executive timely elects COBRA coverage, up to twelve months of reimbursement of a portion of the executive’s and the executive’s dependents’ health and dental COBRA premiums to the same extent as if the executive remained employed, and an amount equal to 50% of the executive’s annual target bonus for the year of termination, prorated based on the number of months the executive was employed prior to his or her termination.

Accelerated Vesting of Equity Upon a Change in Control. Under the ESA, 100% of each of Mr. Butler’s, Dr. Jain’s and Mr. Dahan’s outstanding and unvested equity and equity-based awards will become immediately vested upon a “change in control” (as defined in the ESA), irrespective of whether the executive’s employment terminates in connection with the change in control.

Conditions to the Receipt of Severance Benefits. The severance payments and benefits described above are conditioned upon each executive’s timely execution and non-revocation of a general release of claims in our favor, as well as continued compliance with the restrictive covenants agreement prohibiting certain competitive behaviors and disparagement of the Company during employment and for one year following termination. In addition, we may terminate severance payments to any of Mr. Butler, Dr. Jain or Mr. Dahan if, within one year following a termination without cause, we determine that the Company had the right to terminate his or her employment for cause.

Other Termination of Employment. If Mr. Butler’s, Dr. Jain’s or Mr. Dahan’s employment is terminated for any reason other than by us without cause or by the executive for good reason (including by reason of death or disability), the executive will only be entitled to receive any amounts earned or accrued but unpaid as of the date of termination in accordance with our normal policies and practices, including any salary, bonus or incentive compensation with respect to the calendar year prior to the year of termination, business expenses incurred in the performance of the executive’s duties, and vacation pay.

280G Cutback. All payments to Mr. Butler, Dr. Jain or Mr. Dahan, as applicable, under the ESA, including without limitation the payment of severance benefits or the accelerated vesting of equity, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to the executive.

Termination of ESA. Each of Mr. Butler’s, Dr. Jain’s and Mr. Dahan’s ESAs will terminate immediately upon the mutual agreement of the parties to such ESA, the executive’s termination for cause or death, or the executive’s disability (defined as the executive’s inability by reason of physical or mental impairment to perform his or her job duties for a period exceeding twelve consecutive weeks).

Other Agreements

Each of our named executive officers has entered into standard agreements with respect to confidential information and assignment of inventions. Among other things, these agreements obligate each named executive officer to refrain from disclosing any of our proprietary information and to assign to us any inventions conceived or developed during the course of employment. Such agreements also contain customary non-compete and non-solicitation provisions.

Compensation Consultant

As a part of determining compensation for our named executive officers, the Compensation Committee has engaged Radford Survey and Consulting, a business unit of AON, or Radford, as an independent compensation consultant. Radford provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for executives, directors and all of our employees; and

•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed. Radford is engaged by the Compensation Committee and meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Radford, the Compensation Committee considered the independence of Radford taking into consideration relevant factors, including the absence of other services provided to the Company by Radford, the amount of fees the Company paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with an executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Radford have with any member of the Compensation Committee, and any stock of the Company owned by Radford or the individual compensation advisors employed by Radford. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in The Nasdaq Global Market listing standards promulgated pursuant to Section 10C of the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the disclosure in the Executive Compensation section be included in this Proxy Statement for the year ended December 31, 2017, for filing with the SEC.

Respectfully submitted by the Compensation Committee,

Ronald C. Renaud, Jr., Chairperson

Scott A. Canute

Duane Nash, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is an officer or employee of our Company, and none of the members of our Compensation Committee has ever been an officer or employee of our Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of any transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2018 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known, based solely on filings made under Section 13(d) and 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the “2017 Summary Compensation Table” above), and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of our common stock subject to options, restricted stock, RSUs or other rights to purchase that may be acquired within 60 days after March 31, 2018 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2018, there were 56,857,470 shares of common stock outstanding, and the percentages of shares beneficially owned were calculated using this number as the denominator and as specified in this paragraph. Unless otherwise indicated, the address for each beneficial owner is c/o Akebia Therapeutics, Inc., 245 First Street, Cambridge, Massachusetts 02142.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
BlackRock, Inc. (1)	3,905,506	6.87%
55 East 52nd Street
New York, New York 10055

Vifor (International) Ltd. (2)	3,571,429	6.28%
Flughofstrasse 61, CH-8152
Glattbrugg, Switzerland

Muneer A. Satter (3)	3,054,542	5.37%
c/o Satter Management Co., L.P.
676 N. Michigan Avenue, Suite 4000
Chicago, Illinois 60611

Directors and named executive officers:
John P. Butler (4)	913,813	1.59%
Scott A. Canute (5)	10,936	*
Michael D. Clayman, M.D. (6)	26,875	*
Michel Dahan (7)	116,115	*
Maxine Gowen, Ph.D. (8)	28,175	*
Rita Jain, M.D. (9)	50,000	*
Duane Nash, M.D. (10)	38,999	*
Ronald C. Renaud, Jr. (11)	31,875	*
Muneer A. Satter (3)	3,054,542	5.37%
Michael S. Wyzga (12)	66,525	*
All executive officers and directors as a group (13 persons) (13)	4,774,548	8.19%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based solely on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2018, which also indicates that BlackRock, Inc. has sole dispositive power over all such shares and sole voting power over 3,804,631 such shares.

(2)	Based solely on Amendment No. 1 to Schedule 13D filed by Vifor (International) Ltd. and Vifor Pharma Ltd. with the SEC on August 10, 2017, which also indicates that Vifor (International) Ltd. and Vifor Pharma Ltd. have shared voting and dispositive power over all such shares (no sole voting or dispositive power).
(3)	Based solely on a Schedule 13D filed by Muneer A. Satter with the SEC on July 14, 2017, which also indicates that the number of shares beneficially owned consists of (a) 785,340 shares of common stock that are held by the Muneer A. Satter Revocable Trust for which Muneer A. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares; (b) 1,217,220 shares of common stock that are held by various other trusts and other entities for which Muneer A. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares; (c) 1,034,482 shares of common stock that are held by Satter Medical Technology Partners, L.P., for which Muneer A. Satter has sole voting and dispositive power over all such shares; and (d) stock options to purchase 17,500 shares of common stock.
(4)	Consists of (i) 191,714 shares of common stock and (ii) 722,099 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(5)	Consists of 10,936 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(6)	Consists of 26,875 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(7)	Consists of (i) 37,826 shares of common stock and (ii) 78,289 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(8)	Consists of (i) 1,300 shares of common stock and (ii) 26,875 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(9)	Consists of 50,000 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(10)	Consists of (i) 21,499 shares of common stock and (ii) 17,500 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(11)	Consists of (i) 5,000 shares of common stock and (ii) 26,875 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(12)	Consists of (i) 1,500 shares of common stock and (ii) 65,025 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.
(13)	Consists of (i) 3,360,214 shares of common stock and (ii) 1,414,334 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days after March 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions during the fiscal year ended December 31, 2017 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

Policy for Approval of Related Person Transactions

We have adopted a Related Person Transaction Policy that governs the review and approval of related person transactions. Pursuant to this policy, if we want to enter into a transaction with a related person or an affiliate of a related person, our General Counsel will review the proposed transaction to determine, based on applicable Nasdaq and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or the Board of Directors. If pre-approval is required, such matter will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. The Audit Committee and/or the Board of Directors will consider all relevant facts and circumstances and will approve only those related person transactions that are in the best interests of the Company and its stockholders, as determined by the Board of Directors in good faith. The Board of Directors will convey its decision to the General Counsel, who shall communicate it to the appropriate persons in the Company.

Transactions with Related Persons

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under applicable law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Other Agreements

We have entered into employment agreements with certain of our executive officers. In addition, we have entered into executive severance agreements and agreements with respect to confidentiality and invention assignment with our executive officers. See the “Executive Compensation” section for certain additional details.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock, or the Reporting Persons, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons relating to the fiscal year ended December 31, 2017, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements, except that one Form 4 reporting one transaction for Muneer A. Satter, a director, was filed late.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2017 Annual Report on Form 10-K has been posted on the Company’s website along with this Proxy Statement. We will mail without charge, upon written request, a copy of our 2017 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

Attention: Corporate Secretary

Stockholder Proposals and Nominations

Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Akebia Therapeutics, Inc., 245 First Street, Cambridge, MA 02142. To be timely for the 2019 annual meeting of stockholders, the stockholder’s notice must be delivered to us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting of stockholders, except that if the 2019 annual meeting of stockholders is set for a date that is more than 30 days before or after such anniversary date, we must receive the notice not later than the close of business on or before the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2019 annual meeting of stockholders is not so advanced or delayed, stockholders who wish to make a proposal or a director nomination for the 2019 annual meeting of stockholder must notify us no earlier than February 14, 2019 and no later than March 16, 2019. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2019 annual meeting of stockholder. Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received no later than 5:30 p.m. Eastern Time, December 31, 2018.

Contacting the Board of Directors

Stockholders wishing to communicate with our Board of Directors may do so by writing to the Board of Directors, or to the non-employee members of the Board of Directors as a group, at:

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

Attention: Corporate Secretary

The communication must prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication for the Board of Directors. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain communications that are unrelated to the Board of Directors’ duties and responsibilities may not be forwarded to the Board of Directors by the Corporate Secretary, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, the Corporate Secretary will not forward any communication determined in her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, and if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 245 First Street, Cambridge, MA 02142, Attention: Corporate Secretary, or call us at (617) 871-2098. If you want to end “householding,” receive separate copies of the Notice, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

AKEBIA THERAPEUTICS, INC. 245 FIRST STREET CAMBRIDGE, MA 02142

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each director nominee:			☐	☐	☐
1.	Election of Class I and Class III Directors
Nominees
01	Michael D. Clayman 02 Duane Nash 03 Ronald C. Renaud, Jr. 04 John P. Butler 05 Muneer A. Satter
06	Michael S. Wyzga

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.							☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director nominee in proposal 1 and FOR proposal 2. If any other matters properly come before the meeting or any adjournment or postponement thereof, the person(s) named in this proxy will vote in their discretion in accordance with applicable law or rule.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com

AKEBIA THERAPEUTICS, INC. Annual Meeting of Stockholders June 14, 2018 10:00 AM EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nicole R. Hadas and Jason A. Amello, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AKEBIA THERAPEUTICS, INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 14, 2018, at the offices of Akebia Therapeutics, Inc., 245 First Street, 14th Floor, Cambridge, MA 02142, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

Continued and to be signed on reverse side